Exhibit 5.2

[Letterhead of Roberts &Stevens, P.A.]

March 26, 2004

Blue Ridge Paper Products Inc.
41 Main Street
Canton, North Carolina  28716

Ladies and Gentlemen:

We have acted as general counsel to BRPP, LLC, a North Carolina limited liability company (the “Guarantor”), in connection with Blue Ridge Paper Products Inc.’s (the “Company”) proposed offer to exchange $125,000,000 aggregate principal amount of its 9.5% Senior Secured Exchange Notes due 2008 (the “New Notes”) for all of its outstanding 9.5% Secured Senior Notes due 2008 (the “Old Notes”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company and the Guarantor) as we considered necessary or appropriate for enabling us to express the opinions set forth below.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based upon and subject to the foregoing, we are of the opinion that the Guarantor has the corporate power and authority to enter into the Guarantee; the execution, delivery and performance of the Guarantee by the Guarantor has been duly authorized by all requisite corporate action on the part of the Guarantor; and the Guarantee, when executed and delivered as contemplated by the Indenture and the Registration Rights Agreement, will have been duly executed and delivered by the Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

ROBERTS & STEVENS, P.A.

/s/ John S. Stevens

John S. Stevens

cc:	Richard Lozyniak
John Wadsworth